CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$650,000	$74.49

Pricing supplement no. 242
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011
product supplement no. 1-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated March 9, 2012; Rule 424(b)(2)

Structured Investments	$650,000 Callable Range Accrual Notes linked to the Six-Month USD LIBOR and the Russell 2000® Index due March 14, 2022

General

•	The notes are designed for investors who seek interest payments linked to the Six-Month USD LIBOR and the Russell 2000® Index, while seeking payment of their principal in full at maturity. For each interest payment period, interest will accrue at the applicable Interest Factor only on calendar days with respect to which (a) the Six-Month USD LIBOR as of the applicable Accrual Determination Date is less than or equal to the LIBOR Strike of 6.00% and (b) the closing level of the Russell 2000® Index as of the applicable Accrual Determination Date is greater than or equal to the Index Strike of 670. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Senior unsecured obligations of JPMorgan Chase & Co. maturing March 14, 2022, subject to postponement as described below
•	Minimum denominations of $1,000 and integral multiples thereof
•	At our option, we may redeem the notes, in whole but not in part, on any of the specified Redemption Dates by providing at least 5 business days’ notice. If the notes are redeemed, you will receive on the applicable Redemption Date a cash payment equal to $1,000 for each $1,000 principal amount note redeemed.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 1-I, will supersede the terms set forth in product supplement no. 1-I. In particular, whether the Accrual Provision is satisfied will depend on the Six-Month USD LIBOR and the Index Level on the applicable Accrual Determination Date (rather than on the Six-Month USD LIBOR on a LIBOR Determination Date and the Index Level on an Equity Index Determination Date as described in product supplement 1-I), as set forth below, and interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date or Redemption Date. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Quarterly Interest Payments” in this pricing supplement for more information.
•	The notes priced on March 9, 2012 and are expected to settle on or about March 14, 2012.

Key Terms

Maturity Date:	If the notes have not been redeemed, March 14, 2022, or if such day is not a business day, the next succeeding business day
Payment at Maturity:	If the notes have not been redeemed, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus any accrued and unpaid interest.
Redemption Feature:	At our option, we may redeem the notes, in whole but not in part, on the 14th calendar day of March, June, September and December of each year, commencing March 14, 2013 (each, a “Redemption Date”) by providing at least 5 business days’ notice; provided, however, that if any Redemption Date is not a business day, then such Redemption Date shall be the following business day. If the notes are redeemed, you will receive on the applicable Redemption Date a cash payment equal to $1,000 for each $1,000 principal amount note redeemed. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the business day immediately preceding the applicable Redemption Date.
Interest:	With respect to each Interest Period, for each $1,000 principal amount note, the interest payment will be calculated as follows: $1,000 × Interest Rate × (90 / 360)
Interest Rate:

With respect to each Interest Period, a rate per annum, calculated as follows:

              Variable Days
Interest Factor × —————————— , where

               Actual Days

“Variable Days” is the actual number of calendar days during such Interest Period on which the Accrual Provision is satisfied, and “Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days in the Interest Period.

The Interest Rate may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied and may be zero.

Interest Factor:	6.00% per annum
Interest Period:	The period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date
Other Key Terms:	Please see “Additional Key Terms” in this pricing supplement for other key terms.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 1-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement no. 1-I, the accompanying underlying supplement no. 1-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)(2)(3)	Fees and Commissions (1)(2)	Proceeds to Us
Per note	At variable prices	$36.00	$964.00
Total	At variable prices	$23,400	$626,600

(1) The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $36.00 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $17.50 per $1,000 principal amount note.  This commission will include the projected profits that our affiliates expect to realize, some of which will be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The concessions of $17.50 include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-42 of the accompanying product supplement no. 1-I.

(3) JPMS sold the notes in one or more negotiated transactions at varying prices determined at the time of each sale, which were at market prices prevailing, at prices related to such prevailing prices or at negotiated prices, provided that such prices were not less than $985.00 per $1,000 principal amount note and not more than $1,000 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-42 of the accompanying product supplement no. 1-I.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 9, 2012

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated February 21, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1-I and the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007588/e46195_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Interest Payment Dates:	Interest on the notes will be payable quarterly in arrears on the 14th calendar day of March, June, September and December of each year (each such date, an “Interest Payment Date”), commencing June 14, 2012, up to and including the Interest Payment Date corresponding to the Maturity Date, or, if the notes have been redeemed, the applicable Redemption Date. See “Selected Purchase Considerations — Quarterly Interest Payments” in this pricing supplement for more information.
Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which both (a) the Six-Month USD LIBOR, as determined on the Accrual Determination Date relating to such calendar day, is less than or equal to the LIBOR Strike and (b) the Index Level, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to the Index Strike. If the Six-Month USD LIBOR determined on any Accrual Determination Date relating to a calendar day is greater than the LIBOR Strike and/or the Index Level as determined on the Accrual Determination Date relating to such calendar day is less than the Index Strike, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day.
LIBOR Strike:	6.00%
Index Strike:	670
Six-Month USD LIBOR:	For each Accrual Determination Date, the Six-Month USD LIBOR refers to the London Interbank Offer Rate for deposits in U.S. dollars with a Designated Maturity of six months that appears on Reuters page “LIBOR01” under the heading “6Mo” (or any successor page) at approximately 11:00 a.m., London time, on such Accrual Determination Date, as determined by the calculation agent. If on such Accrual Determination Date, the Six-Month USD LIBOR cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the calculation agent will determine the Six-Month USD LIBOR in accordance with the procedures set forth in the accompanying product supplement no. 1-I under “Description of Notes — Interest — The Underlying Rates— LIBOR Rate.”
Index Level:	On any Trading Day, the official closing level of the Russell 2000® Index (the “Index”) published following the regular official weekday close of trading for the Russell 2000® Index on Bloomberg Professional® Service page “RTY Index” on such Trading Day. If a market disruption event exists with respect to the Russell 2000® Index on any Accrual Determination Date, the Index Level on the immediately preceding Accrual Determination Date for which no market disruption event occurs or is continuing will be the Index Level for such disrupted Accrual Determination Date (and will also be the Index Level for the originally scheduled Accrual Determination Date). In certain circumstances, the Index Level will be based on the alternative calculation of the Russell 2000® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement no. 1-I.
Accrual Determination Date:	For each calendar day during an Interest Period, the second Trading Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period.
Exclusion Period:	The period commencing on the seventh Business Day prior to but excluding each Interest Payment Date.
Trading Day:	A day, as determined by the calculation agent, on which (a) trading is generally conducted on (i) the relevant exchanges for securities underlying the Russell 2000® Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the Russell 2000® Index or the relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time, and (b) commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.
Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
CUSIP:	48125VLK4

Selected Purchase Considerations

•	PRESERVATION OF CAPITAL AT MATURITY OR UPON REDEMPTION — We will pay you at least 100% of the principal amount of your notes if you hold the notes to maturity or upon redemption, regardless of whether the Accrual Provision is satisfied for any calendar day of any Interest Period. Because the notes are our senior unsecured obligations, payment of any amount at maturity or upon redemption is subject to our ability to pay our obligations as they become due.
•	QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments at the applicable Interest Rate. Interest will accrue at a rate per annum equal to the product of (1) the Interest Factor and (2) the Variable Days divided by the Actual Days. Interest, if any, will be payable quarterly in arrears on the 14th calendar day of March, June, September and December of each year (each such date, an “Interest Payment Date”), commencing June 14, 2012, to and including the Interest Payment Date
JPMorgan Structured Investments —	PS-2
Callable Range Accrual Notes linked to the Six-Month USD LIBOR and the Russell 2000® Index

corresponding to the Maturity Date, to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, provided that any interest payment on such Interest Payment Date, as postponed, will accrue to but excluding such Interest Payment Date, as postponed.

•	POTENTIAL QUARTERLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on the 14th calendar day of March, June, September and December of each year (each such date, a “Redemption Date”), commencing March 14, 2013 for a cash payment equal to $1,000 for each $1,000 principal amount note redeemed. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the business day immediately preceding the applicable Redemption Date.
•	DIVERSIFICATION OF THE Russell 2000® INDEX — The return on the notes is linked to the Russell 2000® Index. The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see the information set forth under “The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.
•	TREATED AS VARIABLE RATE DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-I. You and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the notes. Purchasers who are not initial purchasers of notes at their issue price on the issue date should consult their tax advisers with respect to the tax consequences of an investment in the notes, and the potential application of special rules.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Treated As Variable Rate Debt Instruments”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1-I dated November 14, 2011 and the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES; THE INTEREST RATE ON THE NOTES IS NOT FIXED BUT IS VARIABLE, WILL NOT EXCEED THE INTEREST FACTOR AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The rate of interest paid by us on the notes for each Interest Period is not fixed, but will vary depending on whether the Accrual Provision is satisfied, and whether such Accrual Provision is satisfied will depend on the daily fluctuations in the Six-Month USD LIBOR and the Index Level. Additionally, there is a maximum Interest Rate per annum for any Interest Period equal to the Interest Factor set forth above on the cover of this pricing supplement. This is because the variable Interest Rate on the notes, while determined by reference to the level of Six-Month USD LIBOR and the official closing level of the Russell 2000® Index as described on the cover of this pricing supplement, does not actually pay an amount based on such levels. Your interest rate on your notes for any Interest Period will not exceed the applicable Interest Factor for such Interest Period, regardless of the decline in Six-Month USD LIBOR or appreciation in the Russell 2000® Index, which may be significant. Moreover, each calendar day during an Interest Period on for which the level of Six-Month USD LIBOR is greater than the LIBOR Strike or the official closing level of the Russell 2000® Index is less than the Index Strike (each as determined based on the levels of Six-Month USD LIBOR and the Russell 2000® Index on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. If the level of Six-Month USD LIBOR is greater than the LIBOR Strike or the official closing level of Russell 2000® Index is less than the Index Strike for an entire Interest Period, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE NOTES ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes which will be affected by the level of Six-Month USD LIBOR and the level of the Russell 2000® Index. If the level of Six-Month USD LIBOR or the level of the Russell 2000® Index changes beyond the thresholds specified above, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to Six-Month USD LIBOR and the Russell 2000® Index, or are only linked to one of the Six-Month USD LIBOR and the Russell 2000® Index. We have no control over any fluctuations in Six-Month USD LIBOR or the Russell 2000® Index.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, on any Interest Payment Date or upon redemption by us, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
JPMorgan Structured Investments —	PS-3
Callable Range Accrual Notes linked to the Six-Month USD LIBOR and the Russell 2000® Index

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities for our own accounts or on behalf of customers, could cause our economic interests to be adverse to yours and could adversely affect any payments on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement for additional information about these risks.
•	THE REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If we redeem the notes, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Redemption Date.
•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but not in part, on the specified Redemption Dates. It is more likely that we will redeem the notes prior to the Maturity Date if Six-Month USD LIBOR is below the LIBOR Strike and the Russell 2000® Index is above the Index Strike resulting in an Interest Rate on the notes that is greater than instruments trading in the market of a comparable maturity and credit rating. If the notes are called prior to the Maturity Date, you may be unable to invest in notes with similar risk and yield as the notes. Your ability to realize the yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, and our ability to redeem the notes may adversely affect the value of the notes in the secondary market, if any.
•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced to as short as one year and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	THE SIX-MONTH USD LIBOR AND THE INDEX MAY BE VOLATILE — The Six-Month USD LIBOR is subject to volatility due to a variety of factors affecting interest rates generally and the rates of U.S. Treasury securities specifically, including:
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.

Recently, the Russell 2000® Index has experienced significant volatility. Increases in the Six-Month USD LIBOR or decreases in the Index Level could result in the Accrual Provision not being satisfied and thus in the reduction of interest payable on notes.

•	WHETHER THE ACCRUAL PROVISION IS SATISFIED WILL DEPEND ON A NUMBER OF FACTORS, WHICH MAY RESULT IN AN INTEREST RATE OF ZERO — The amount of interest, if any, payable on the notes will depend on a number of factors that can affect the levels of the Six-Month USD LIBOR and the Index Level including, but not limited to:
•	changes in, or perceptions about, future Six-Month USD LIBOR and Index Levels;
•	general economic conditions;
•	prevailing interest rates;
•	the dividend rates on the equity securities underlying the Russell 2000® Index; and
•	policy of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment of interest on the notes. In addition, these and other factors may have a negative impact on the value of your notes in the secondary market.

•	THE METHOD OF DETERMINING THE INTEREST RATE FOR ANY INTEREST PERIOD MAY NOT DIRECTLY CORRELATE WITH ACTUAL LEVELS OF THE APPLICABLE SIX-MONTH USD LIBOR OR THE INDEX LEVEL — The determination of the Interest Rate payable for any Interest Period will be based, in part, on the Six-Month USD LIBOR and the Index Level, but it will not directly correlate with actual levels of the underlying Six-Month USD LIBOR or the Index Level. We will use the Six-Month USD LIBOR and Index Level on each Accrual Determination Date to determine whether the Accrual Provision is satisfied for any calendar day in the applicable Interest Period.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in or held by the Russell 2000® Index would have.
•	HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including trading instruments related to the Six-Month USD LIBOR, the Index and the equity securities included in the Index. We or our affiliates
JPMorgan Structured Investments —	PS-4
Callable Range Accrual Notes linked to the Six-Month USD LIBOR and the Russell 2000® Index

may also trade in the equity securities included in the Index from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could affect adversely the likelihood of a redemption or our payment to you at maturity.

•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	VARIABLE PRICE REOFFERING RISKS — JPMS proposes to offer the notes from time to time for sale at market prices prevailing at the time of sale, at prices related to then-prevailing prices or at negotiated prices, provided that such prices will not be less than $985.00 per $1,000 principal amount note or more than $1,000 per $1,000 principal amount note. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from JPMS or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors beyond our control.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Six-Month USD LIBOR and the Index Level on any day of an Interest Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the expected volatility of the Six-Month USD LIBOR and the Russell 2000® Index;
•	the time to maturity of the notes;
•	the redemption feature and whether we are expected to redeem the notes, which are likely to limit the value of the notes;
•	the dividend rates on the equity securities underlying the Index;
•	the expected positive or negative correlation between the Six-Month USD LIBOR and the Russell 2000® Index, or the expected absence of any such correlation;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-5
Callable Range Accrual Notes linked to the Six-Month USD LIBOR and the Russell 2000® Index

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for three hypothetical Interest Periods. For purposes of the following examples, we have assumed that there are 90 days in the applicable Interest Period and that the Six-Month USD LIBOR is less than or equal to the LIBOR Strike of 6.00% per annum. The hypothetical Six-Month USD LIBOR, Index Levels and Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Six-Month USD LIBOR, Index Levels or Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The Index Level is greater than or equal to the Index Strike on 70 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 70 calendar days and the applicable Interest Factor is 6.00%, the Interest Rate for the Interest Period is 4.67% per annum, calculated as follows:

6.00% × ( 70 / 90 ) = 4.67% per annum

Example 2: The Index Level is greater than or equal to the Index Strike on 45 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 45 calendar days and the applicable Interest Factor is 6.00%, the Interest Rate for the Interest Period is 3.00% per annum, calculated as follows:

6.00% × ( 45 / 90 ) = 3.00% per annum

Example 3: The Index Level is less than the Index Strike on each calendar day during the Interest Period. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate for the Interest Period is 0.00% per annum.

JPMorgan Structured Investments —	PS-6
Callable Range Accrual Notes linked to the Six-Month USD LIBOR and the Russell 2000® Index

Historical Information

The graph below sets forth the weekly historical performance of Six-Month USD LIBOR for the period from January 5, 2007 through March 9, 2012. The Six-Month USD LIBOR on March 9, 2012 was 0.74420%.

We obtained the Six-Month USD LIBOR used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the LIBOR should not be taken as an indication of future performance, and no assurance can be given as to the Six-Month USD LIBOR on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the LIBOR will result in any positive interest payments.

The following graph sets forth the weekly historical performance of the Russell 2000® Index for the period from January 5, 2007 through March 9, 2012. The Index closing level on March 9, 2012 was 817.00.

We obtained the Index Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding

JPMorgan Structured Investments —	PS-7
Callable Range Accrual Notes linked to the Six-Month USD LIBOR and the Russell 2000® Index

obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

JPMorgan Structured Investments —	PS-8
Callable Range Accrual Notes linked to the Six-Month USD LIBOR and the Russell 2000® Index